Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION

ANNOUNCES

YOUNG ENERGY PRIZE S.A. COMMITMENT

AND EXTENSION OF EVANS SHOAL AGREEMENT

Portland, Maine, December 24, 2010 — Magellan Petroleum Corporation (the “Company”) (NASDAQ: MPET) (ASX: MGN) has received and accepted a legally binding commitment from its largest shareholder, Young Energy Prize s.a. (YEP), to provide the necessary funds required for MPET’s wholly-owned Australian subsidiary to close out the acquisition from Santos Offshore Pty Ltd (Santos) of a 40% ownership interest in the Evans Shoal natural gas field in the Bonaparte Basin offshore Northern Territory Australia.

MPET and Santos have agreed to extend the date for closing the acquisition of the Evans Shoal interest by MPET’s Australian subsidiary until January 31, 2011 in order to allow additional time for the parties to obtain customary transaction approvals.

The agreement to extend the date for MPET to provide the balance of funds to Santos includes an extension of the date for forfeiture to Santos of monies being held in escrow should MPET be unable to achieve completion.

The total initial purchase price of the acquisition is AU$100 million. On March 25, 2010, in connection with the execution of the acquisition agreement with Santos, MPET made an initial payment to Santos of AU$15 million leaving AU$85 million payable by MPET upon closing. On August 9, 2010, MPET announced the agreement of YEP to purchase $15.6 million of MPET shares at $3 per share for purposes of the Evans Shoal acquisition.

Nikolay Bogachev, the Chairman and CEO of YEP, explained, “YEP has from the outset been a very strong advocate of the Evans Shoal project and has committed to provide the funds needed for Magellan to complete the acquisition of Santos’ 40% interest in the project. YEP looks forward to continuing to work closely with Magellan to achieve its broad-scale potential.”

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For further information, please contact:

William H. Hastings, President and CEO, (207) 619-8501

Antoine Lafargue, CFO and Treasurer, (207) 619-8505

Forward Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL relate to their businesses, prospects, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the receipt of customary transaction approvals for the Evans Shoal Acquisition and the timely availability of funds for the Acquisition closing. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.